SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C.  20549
                      ______________________

                             FORM 8-K


                     Current Report Pursuant
                  to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934

         Date of Report (Date of earliest event reported)
                          June 30, 1998


                         Micropoint, Inc.
      (Exact name of registrant as specified in its charter)

                             Delaware
          (State or other jurisdiction of incorporation)

           0-24368                                      33-0615178
   (Commission file number)                 (IRS employer identification no.)

   6906 South 300 West, Midvale, Utah                     84047
(Address of principal executive offices)               (Zip code)

                         (801) 568-5111
      (Registrant's telephone number, including area code)



          This document contains a total of 24 pages.


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Item 5. Other Events

     Micropoint, Inc. (the "Company"), through its operating subsidiary, Flexpoint, Inc. ("Flexpoint"), has entered into a Purchase and Supply Agreement (the "Agreement") with Delphi Automotive Systems ("Delco") for Flexpoint to supply its proprietary sensor mats to Delco for integration into a weight based suppression system for use in automotive applications. The Company's sensor mat system is still in the development stage. Delco is not obligated under the terms of the Agreement to purchase any minimum number of sensor mats. Even if the sensor mats are successfully implemented, there can be no assurance that the Agreement will result in a material amount of sales.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits

     a. Financial Statements of Businesses Acquired.

        Not applicable.

     b. Pro Forma Financial Information.

        Not applicable.

     c. Exhibits.

   Number                              Description
   ------                              -----------

   10.1 Purchase and Supply Agreement by and among Flexpoint, Inc. and Delphi Automotive Systems (certain portions of the agreement were omitted from the exhibit pursuant to a request for confidential treatment).

Item 8. Change in Fiscal Year

     The Company has decided to modify its accounting periods from a March 31 fiscal year end to a December 31 fiscal year end. Accordingly, under the new fiscal year calendar, the Company's quarters will each be comprised of four calendar months ending March 31, June 30, September 30 and December 31. The first SEC report affected by this change will be the 10-K report for the period ending December 31, 1998.

                            SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                               MICROPOINT, INC.

Date: July 20, 1998            By  /s/ Douglas M. Odom
                               -----------------------
                               Douglas M. Odom
                               President, Chief Executive Officer and Director